EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/15/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.64%	5.37%	7.40%
Class B Units	3.62%	5.33%	6.98%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 15, 2007

The Grant Park Futures Fund posted positive trading performance during the past week. The largest gains came from positions in the stock indices, soft/agricultural commodities and currencies. Losses were mainly the result of positions in the energy sector.

Global share prices were higher again last week, resulting in gains for Grant Park. Analysts suggested that investors continue to be optimistic about equity prices, despite the recent jump in global bond yields, and that a lower-than-expected reading on U.S. consumer prices was well received by market participants. Positions in the German DAX, S&P Composite Index and Hong Kong Hang Seng were the largest earners.

Long positions in the soft/agricultural commodities sector benefited from a rally in grain prices during the week. Wheat prices on the Chicago Board of Trade gained 11.5% by the close on Friday as the effects of floods in some growing regions and drought conditions in others gave investors reason to be concerned about the condition of the winter crop. Experts expect global wheat inventories to reach 30-year lows in 2007 and analysts suggested that the adverse weather conditions had a material effect on prices. Soybean prices also rallied, benefiting long positions.

Positions in the currency cross-rates were profitable as the Japanese yen fell to a 4 ½ year low against the U.S. dollar and established a new all-time low against the euro after the Bank of Japan elected to leave short-term interest rates unchanged. Comments from BOJ officials indicating that the central bank would wait for additional data on domestic demand and that any additional rate rises would be gradual caused investors to sell the yen in exchange for higher yielding currencies. Long dollar and euro positions against the yen resulted in the largest gains for the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, energy positions reported small losses for the week. Short positions in natural gas sustained the largest setback as the July contract rose 25.5 cents per British thermal unit.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com